UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2025 (June 8, 2025)

Moelis & Company

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36418	46-4500216
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue 4th Floor
New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 883-3800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	MC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On June 9, 2025, Moelis & Company (the “Company”) announced that Ken Moelis, who has served as Chief Executive Officer of the Company since the Company’s inception in 2007, will become Executive Chairman. Navid Mahmoodzadegan, Co-Founder and Co-President, will succeed Mr. Moelis as Chief Executive Officer and will also join the Board of Directors of the Company. Jeff Raich, Co-Founder and Co-President, has been appointed Executive Vice Chairman of Moelis and will continue to lead key business areas of the Firm. These changes will become effective on October 1, 2025 (the “Effective Date”).

(e) The Compensation Committee of the Board of Directors (the “Compensation Committee”) of the Company approved the grant of long term performance units (the “Performance Units”) (which is a class of partnership interests in Moelis & Company Group Employee Holdings LP) under the Moelis & Company 2024 Omnibus Incentive Plan in the amount of 450,000 Performance Units (“the Performance Award”) to Navid Mahmoodzadegan, in connection with his appointment as Chief Executive Officer. The grant date of the Performance Units was June 9, 2025 (the “Grant Date”).

The Compensation Committee believes this performance based award promotes long-term shareholder value creation and alignment between our new CEO and our shareholders. The Performance Award is a one-time award and is not part of Mr. Mahmoodzadegan’s regular annual compensation. The Performance Units are not retirement eligible.

The Performance Units are subject to both a performance condition and long term time-based vesting condition.

The performance vesting requirement for the Performance Units will be deemed satisfied to the extent that the Company’s Class A common stock achieves the designated dividend-adjusted per-share prices listed in the table below, based on the volume-weighted average closing share price of the Company’s Class A common stock over any 20 consecutive trading-day period (“20-day VWAP”). The number of Performance Units for which the performance condition set forth below has been met (the “Earned Units”) will be determined (i) on a quarterly basis at the end of each fiscal quarter to occur after June 9, 2025 and (ii) as of and for the period ended on September 30, 2030 (the “End Date”) (each such fiscal quarter end date, together with the period ending with the End Date, a “Measurement Date”), based on the highest 20-day VWAP to have been achieved at any time starting on the Grant Date and ending on the End Date, as follows:

Highest 20-day VWAP Between Grant Date and End Date (Dividend Adjusted)[1]	Aggregate Performance Units Granted That Become Earned Units
Less than $86.00	0
$86.00	150,000
$115.00	300,000
$144.00 or greater	450,000

If as of any Measurement Date, the highest 20-day VWAP is between $86.00-$144.00, then the percentage of the total Performance Units that will become Earned Units as of such time shall be determined by linear interpolation between the amounts set forth in the table above. The last Measurement Date will be the End Date. As a result of the reinvestment of dividends, the Performance Units may become Earned Units before the 20-Day VWAP of our Class A Common Stock achieves the dollar amount set forth above.

[1]	Share price targets set forth below represent 50%, 100% and 150% dividend adjusted share price increase from the average share price for the five trading days from June 2, 2025 through June 6, 2025.

The Performance Units satisfy the time-vesting requirement in equal installments on each of the third, fourth and fifth anniversaries of the Effective Date of the CEO appointment with certain vesting exceptions and forfeiture provisions provided in the applicable award agreement, such as change in control, death, disability and termination without cause.

This summary of the Performance Award is qualified in its entirety by reference to the form of 2025 Performance Award Agreement (a copy of which is attached hereto as Exhibit 10.3) and to the Moelis & Company 2024 Omnibus Incentive Plan (which is attached as Annex B to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 25, 2024).

Item 7.01	Regulation FD Disclosure.

On June 9, 2025, the Company issued a press release announcing the described above appointments.

A copy of the press release is attached hereto as Exhibit 99.1. All information in the press release is furnished but not filed.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

99.1	Press Release of Moelis & Company dated June 9, 2025

10.1	Amendment dated June 9, 2025 to Employment Agreement, dated April 15, 2014, by and among Kenneth Moelis, Moelis & Company Group LP and the Registrant (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8K filed with the SEC on April 22, 2014)

10.2	Employment Agreement, dated June 9, 2025, by and among Navid Mahmoodzadegan, Moelis & Company Group LP and the Registrant

10.3	Form of Moelis & Company Group Employee Holdings LP 2025 Performance Award Agreement

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOELIS & COMPANY

By:	/s/ Osamu Watanabe
Name: Osamu Watanabe
Title: General Counsel and Secretary

Date: June 9, 2025